                      THE CHEESECAKE FACTORY INCORPORATED
                               26950 AGOURA ROAD
                       CALABASAS HILLS, CALIFORNIA 91301

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    The 1997 Annual Meeting of Stockholders of THE CHEESECAKE FACTORY INCORPORATED will be held at The Cheesecake Factory Restaurant located at 605 North Harbor Drive, Redondo Beach, California, on Tuesday, May 13, 1997, beginning at 10:00 A.M. local time, for the following purposes:

    1. To elect two nominees to serve as directors of the Company for a three-year term and until respective successors shall be elected and qualified;

    2.  To approve the Company's 1997 Non-Employee Director Stock Option Plan;
       and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 4, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,
                                          Linda J. Candioty

                                          CORPORATE SECRETARY

Calabasas Hills, California

April 21, 1997

                             YOUR VOTE IS IMPORTANT
    YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. IF YOU DO ATTEND AND WISH TO VOTE IN PERSON, THE PROXY IS REVOCABLE.

                      THE CHEESECAKE FACTORY INCORPORATED

                            ------------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1997

                            ------------------------

    This Proxy Statement is furnished to the stockholders of THE CHEESECAKE FACTORY INCORPORATED (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at The Cheesecake Factory Restaurant located at 605 North Harbor Drive, Redondo Beach, California, on May 13, 1997, beginning at 10:00 A.M. local time, and at any adjournment thereof.

    Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting or by written notice delivered to the Corporate Secretary of the Company prior to the meeting, and are solicited by and on behalf of the Board of Directors of the Company. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of two directors and the adoption of the Company's 1997 Non-Employee Director Stock Option Plan. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting. Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the nominees receiving the greatest number of vote casts will be elected to the Board. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for approving the Company's 1997 Non-Employee Director Stock Option Plan.

    For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not retained a proxy, those shares will not be included in the vote totals and therefore will have no effect on the vote.

    The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone and telegraph, as well as by use of the mails. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration.

    On April 4, 1997, the Company had outstanding 10,960,408 shares of Common Stock, and there were no outstanding shares of any other class of stock. Each holder of the Common Stock is entitled to one vote for each share of such stock held. Only stockholders of record at the close of business on April 4, 1997 will be entitled to vote at the Annual Meeting. A majority of the outstanding shares, whether present in person or by proxy, is required to constitute a quorum to transact business at the meeting.

    The Company intends to cause this Proxy Statement to be mailed to stockholders on or about April 21, 1997.

                              BENEFICIAL OWNERSHIP
                    OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership as of March 14, 1997 of the Company's Common Stock by (a) each person known to the Company owning beneficially more than five percent of the outstanding shares of the Company's Common Stock, (b) each director of the Company, (c) each Named Executive Officer of the Company, and (d) all Named Executive Officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each of the stockholders named below is the Company's principal executive office.

                                                                         BENEFICIAL OWNERSHIP
                                                                       -------------------------
NAME                                                                     SHARES     PERCENTAGE
---------------------------------------------------------------------  ----------  -------------
David Overton(1)(2)(3)...............................................   2,038,050         18.4%
Renee Overton(3).....................................................     639,894          5.8%
Overton Family Trusts(3).............................................     639,894          5.8%
Overton Family Limited Partnership(4)................................     471,213          4.3%
Thomas L. Gregory(5)(6)..............................................      15,000        *
Jerome I. Kransdorf(4)(5)............................................      --           --
Wayne H. White(5)(6).................................................      15,000        *
Gerald W. Deitchle(7)................................................      --           --
Brown Capital Management, Inc........................................   1,851,253         16.7%
Neuberger & Berman, LLC..............................................     985,550          8.9%
Wellington Management Company, LLP...................................     660,000          6.0%
The Hartford Investment Management Company and Hartford Capital
  Appreciation Fund, Inc.............................................     660,000          6.0%
Farmers Group, Inc...................................................     603,600          5.5%
All Named Executive Officers and directors as a group (five
  persons)(8)........................................................   2,539,263         22.9%

------------------------

*   Less than 1% of the issued and outstanding shares.

(1) Mr. Overton's ownership includes 78,750 shares which he has the right to acquire upon the exercise of options granted under the Company's 1992 Performance Employee Stock Option Plan. Does not include an additional 45,000 shares granted under the same Plan which are not currently exercisable. Does not include 12,867 shares held by Mr. Overton's spouse, 7,000 shares which she has the right to acquire upon the exercise of options granted under the 1992 Performance Employee Stock Option Plan, or an additional 19,000 shares granted under the same Plan which are not currently exercisable, all of which she has sole voting and investment power. See "Executive Compensation".

(2) Named Executive Officer and director of the Company.

(3) These shares are held in two family trusts pursuant to which David Overton and Renee Overton (sister of David Overton), as successor co-trustees to Evelyn Overton (co-founder, director and officer of the Company who passed away in October 1996), jointly maintain voting and investment power.

(4) The general partner of the partnership is an Overton family trust, of which Mr. Kransdorf has sole voting and investment power over the shares in his capacity as trustee.

(5) Director of the Company.

(6) Includes 15,000 shares which he has the right to acquire upon the exercise of options granted under the Company's 1992 Non-Employee Director Stock Option Plan. See "Board of Directors--Meetings, Attendance and Fees".

(7) Named Executive Officer of the Company. Excludes options to acquire 135,500 shares of the Company's common stock granted under the Company's 1992 Performance Employee Stock Option Plan which are not currently exercisable.

(8) Includes 108,750 shares which the Company's Named Executive Officers and outside directors have the right to acquire upon the exercise of options granted under the Company's stock option plans.

    The address of Brown Capital Management, Inc. is 809 Cathedral Street, Baltimore, Maryland 21201. The address of Neuberger & Berman, LLC is 605 Third Avenue, New York, New York 10158. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address of Hartford Investment Management Company and Hartford Capital Appreciation Fund, Inc. is 200 Hopmeadow Street, Simsbury, Connecticut 06070. The address of Farmers Group, Inc. is 4680 Wilshire Boulevard, Los Angeles, California 90010.

                             ELECTION OF DIRECTORS

    The Company's Bylaws provide for a Board of Directors consisting of between five and thirteen members, the exact number within this range being determined by the Board of Directors. The Board of Directors has set the number of directors at five. The Board of Directors is classified into three classes with each director serving a three-year term. David Overton is serving a term which expires at the annual meeting of stockholders to be held in 1999. On March 13, 1997, the Board of Directors unanimously elected Jerome I. Kransdorf as a director to fill the vacancy resulting from the passing of Evelyn Overton in October 1996. Mr. Kransdorf's term as a director expires at the annual meeting of stockholders to be held in 1997, as does the term for Wayne H. White. Thomas
L. Gregory is serving a term which expires at the annual meeting of stockholders to be held in 1998. The Board currently has a vacancy for one position with a term to expire in 1999. The Board of Directors intends to review possible candidates for this position and fill this vacancy during 1997. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

    The Board of Directors has nominated Jerome I. Kransdorf and Wayne H. White for reelection to the Board of Directors for respective three-year terms which will expire at the annual meeting of stockholders to be held in the year 2000. Both nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted for the election of both individuals unless instructions are given on the Proxy to withhold authority to vote for either of them.

    Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company's principal offices. Such notice must be received not less than 60 calendar days nor more than 90 calendar days prior to the meeting; provided that, if in the event that notice or prior public disclosure of the date of the meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth calendar day following the day on which such notice was mailed or such public disclosure was made. Such stockholder's notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934 ("Exchange Act") including, but not limited to, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Such stockholder notice must also set forth the name and address, as they appear on the Company's books, of the nominating stockholder and the class and number of shares of common stock beneficially owned by such stockholder.

    The following table sets forth certain information with respect to the nominees for director and of the other directors of the Company.

                             THE BOARD OF DIRECTORS

NAME                                                          PRINCIPAL OCCUPATION
-----------------------------  -----------------------------------------------------------------------------------

David Overton................  David Overton, age 51, co-founded the Company's predecessors with his parents,
                               Oscar and Evelyn Overton, in 1972. Since the Company's inception, he has served as
                               Chairman of the Board, President and Chief Executive Officer.

Thomas L. Gregory............  Thomas L. Gregory, age 61, became a director of the Company upon the consummation of its initial public offering in September 1992. Mr. Gregory has over 30 years of experience in the food service industry. He served as Vice Chairman of the Board of
                               Directors of Sizzler International, Inc., a restaurant chain, until August 1994.
                               Mr. Gregory served as President, Chief Executive Officer and as a member of the board of directors of Sizzler from 1982 to 1991, and then served as President of the successor company until his retirement in 1992. From 1974 to 1991, Mr. Gregory served as Vice President for Collins Foods International, Inc., a food service company, and retained such position concurrently with his positions at Sizzler. Mr.
                               Gregory is a member of the board of directors of Regis Corporation, the world's largest chain of haircare retail operations. He is also a member of the board of directors of Norths Enterprises, Inc., a buffet restaurant chain.

Jerome I. Kransdorf..........  Jerome I. Kransdorf, age 58, was unanimously elected a director of the Company by the Board of Directors on March 13, 1997. Mr. Kransdorf has over 38 years of investment management experience. Since 1959, he has been employed in investment and senior management positions at Wertheim & Co. and its successor companies. He currently serves as Executive Vice President and Director of Schroder Capital
                               Management, Inc.

Wayne H. White...............  Wayne H. White, age 59, became a director of the Company upon the consummation of its initial public offering in September, 1992. Since January 1993, Mr. White has
                               been an independent investment banker and management consultant, with a special emphasis on gaming and restaurant companies. He is currently affiliated with Van
                               Kasper & Co. in San Francisco. From April 1992 to January 1993, Mr. White was a
                               senior vice president of Henry F. Swift & Co., a securities brokerage firm. From
                               January 1990 to March 1992, Mr. White was a vice president of Sutro & Co., Inc., an investment banking firm. He has approximately ten years of senior management experience in the restaurant industry, including Victoria Station (seven years) and
                               Famous Restaurants (two years).

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

    The Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of the Company's books and records. The Audit Committee also reviews with such accounting firm the scope and results of the annual audit, the performance by such accountants of professional services in addition to those related to the annual audit, and the adequacy of the Company's internal controls. The members of the Audit Committee are Thomas L. Gregory, Jerome I. Kransdorf and Wayne H. White. During fiscal 1996, the Audit Committee held two meetings.

    The Compensation Committee reviews and recommends to the Board of Directors compensation for the Company's senior management; reviews and submits its recommendations with respect to new executive compensation programs; and administers the Company's compensation programs, including the Company's 1992 Performance Employee Stock Option Plan and the Performance Incentive Plan. The members of the Compensation Committee are Thomas L. Gregory, Jerome I. Kransdorf and Wayne H. White. During fiscal 1996, the Compensation Committee held two meetings.

MEETINGS, ATTENDANCE AND FEES

    During fiscal 1996, the Board of Directors held four meetings. No member of the Board attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served.

    Each director who is not an employee of the Company receives an annual remuneration of $10,000 plus $1,000 for each meeting of the Board of Directors attended. Non-employee directors who serve on committees also receive $1,000 for each meeting attended that takes place on a date other than the day of a regularly scheduled Board of Directors meeting. Thomas L. Gregory and Wayne H. White each received options under the Company's 1992 Non-Employee Director Stock Option Plan to acquire 15,000 shares of Common Stock at fair market value on the date of grant. These options have an exercise price of $13.33 per share which is equal to the initial public offering price as adjusted for a 3-for-2 stock split which was completed on March 15, 1994. The options vest over a three-year period from the date of grant, with one-third of the options becoming first exercisable on each anniversary of the date of grant, and are exercisable, to the extent vested, for a period of ten years from the date of grant. The options are not transferable other than by will or the laws of descent and distribution. All of the options granted to Messrs. Gregory and White are currently exercisable.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

    The Company has also entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

    Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during fiscal 1996, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No directors other than those identified above served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee was an officer or employee of the Company or any of its subsidiaries during the year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by the Company for fiscal 1996 to those persons who were, at December 29, 1996, Named Executive Officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                ANNUAL COMPENSATION                  -------------------
                                                 --------------------------------------------------      SECURITIES
                                                                                     OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION                        YEAR       SALARY      BONUS    COMPENSATION(3)      OPTIONS(#)(1)
-----------------------------------------------  ---------  ----------  ---------  ----------------  -------------------
David Overton..................................       1996  $  350,000     --         $   18,000             --
  Chairman of the Board,                              1995  $  350,000     --         $   18,000             25,000
  President and Chief                                 1994  $  350,000     --         $   18,000             --
  Executive Officer

Gerald W. Deitchle.............................       1996  $  225,000     --         $   24,800             40,500
  Executive Vice President                            1995  $  104,486(2)    --       $   12,520             80,000
  and Chief Financial Officer                         1994      --         --             --                 --

------------------------

(1) Stock options were granted under the Company's 1992 Performance Employee Stock Option Plan.

(2) This amount was earned from the time Mr. Deitchle joined the Company in July 1995. His annual salary during fiscal years 1995 and 1996 was $225,000.

(3) Consists of automobile allowances. For Mr. Deitchle in 1996, the amount consisted of an automobile allowance of $10,800 and relocation expense reimbursements of $14,000. For Mr. Deitchle in 1995, the amount consisted of an automobile allowance of $5,400 and relocation expense reimbursements of $7,120.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to options granted to Named Executive Officers in fiscal 1996.

                                                                                                         POTENTIAL REALIZED
                                                                                                          VALUE AT ASSUMED
                                                            PERCENT OF                                      ANNUAL RATES
                                                           TOTAL OPTIONS                                      OF STOCK
                                              NUMBER OF     GRANTED TO                                      APPRECIATION
                                             SECURITIES      EMPLOYEES      EXERCISE OR                  FOR OPTION TERM(3)
                                               OPTIONS       IN FISCAL      BASE PRICE     EXPIRATION   ---------------------
NAME                                        GRANTED(#)(1)     YEAR(1)      ($/SHARE)(2)       DATE        5%($)      10%($)
------------------------------------------  -------------  -------------  ---------------  -----------  ---------  ----------
David Overton.............................       --             --              --             --          --          --
Gerald W. Deitchle........................       40,500           11.1%          23.75       2/27/2006    605,070   1,532,925

------------------------

(1) These options were granted pursuant to the Company's 1992 Performance Employee Stock Option Plan. The options vest 25% per year provided, however, that no option shall vest unless the Company's performance for the year in which an option would otherwise vest meets or exceeds the average earnings performance of all full-menu table service restaurants reported in the Schroder Wertheim Restaurant Index or an equivalent index. The options have a term of 10 years.

(2) Market value on the date of grant.

(3) As suggested by the rules of the SEC, the Company used assumed rates of the Company's stock price appreciation in calculating the potential realizable value of executive stock options (calculated based upon a 10-year option term, with compounded appreciation at 5% and 10% rates). The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the option's exercise price so that there is no assurance the value realized by an executive will be at or near the values estimated above. The Company does not advocate or necessarily agree that the stated assumed annual rates of appreciation properly determine the value of the options.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table sets forth below further information with respect to previously granted options which were exercised (if any), or which remain outstanding for the Named Executive Officers.

                                                                      NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                         OPTIONS HELD AT           IN-THE-MONEY OPTIONS
                                     SHARES                           FISCAL YEAR END(#)(1)      AT FISCAL YEAR END($)(2)
                                   ACQUIRED ON          VALUE       --------------------------  --------------------------
NAME                               EXERCISE(#)       REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------  -----------------  ---------------  -----------  -------------  -----------  -------------
David Overton.................         --                --             78,750         25,000      407,138        --
Gerald W. Deitchle............         --                --             --            120,500       --            --

------------------------

(1) These options were granted pursuant to the Company's 1992 Performance Employee Stock Option Plan. The 25,000 unexercisable options for Mr. Overton at the end of fiscal 1996 vest on December 29, 1998. The unexercisable options for Mr. Deitchle at the end of fiscal 1996 vest 20% to 25% per year, with the final portion vesting on December 29, 2000. However, no option shall vest and become exercisable unless the Company's performance for the year in which an option would otherwise vest meets or exceeds the average earnings performance of all full-menu table service restaurants reported in the Schroder Wertheim Restaurant Index or an equivalent index. The options have a term of 10 years.

(2) Represents the difference between the closing price ($18.50) of the Company's Common Stock on December 27, 1996, the last trading day prior to the close of the Company's 1996 fiscal year, and the exercise price of the options.

EMPLOYMENT AGREEMENTS

    At the time of the Company's initial public offering in September 1992, the Company entered into a three-year employment agreement with David Overton, the Company's Chief Executive Officer, which expired in September 1995. The agreement has been renewed annually since September 1995. The agreement provides Mr. Overton with an annual base salary of $350,000 and other specified benefits such as an automobile allowance, reimbursement of business expenses, and health and life insurance. Mr. Overton is entitled to receive compensation through the date of termination if his employment is terminated (i) by the Company for cause or (ii) by Mr. Overton for any reason, other than a voluntary termination. A "voluntary termination" may occur upon an uncorrected material breach of the agreement by the Company. If employment is terminated (i) by the Company other than for cause, (ii) by him in a voluntary termination, or (iii) by reason of Mr. Overton's death or disability, then Mr. Overton (or, in the event of Mr. Overton's death, his designated payee) will be entitled to receive a lump sum payment of the salary that would have been payable to such officer through the term of the agreement.

    In July 1995, the Company entered into an employment agreement with Gerald
W. Deitchle, the Company's Chief Financial Officer. Under this agreement, Mr. Deitchle is provided with an annual base salary which is subject to increase from time to time by the Board of Directors. Mr. Deitchle is entitled to other specified benefits such as an automobile allowance, reimbursement of business expenses, health and related insurance benefits, and a relocation allowance. The agreement may be terminated without cause by Mr. Deitchle upon 60 days written notice, and may be terminated by the Company at any time without prior notice. If the Company terminates Mr. Deitchle's employment without cause (as defined in the agreement), he will be entitled to receive an amount equal to two times his then annual base salary in effect plus any unpaid pro rata salary earned up to the date of termination. In the case of a change in control of the Company (as defined in the agreement), Mr. Deitchle may terminate the employment agreement and receive an amount equal to two times his then annual base salary in effect plus any unpaid pro rata salary earned up to the date of termination.

PERFORMANCE INCENTIVE PLAN

    The Board of Directors adopted The Cheesecake Factory Performance Incentive Plan in September 1992. All executive officers and key employees are eligible for annual cash bonuses under the Plan. Under the terms of the Plan, the Compensation Committee will establish, based upon the recommendation of the Chief Executive Officer, targeted financial goals based on net income or net income per share, return on assets, return on equity, growth in earnings or other appropriate measures. Each eligible participant will be assigned a target bonus equal to 15% to 50% of the participants' annual base salary. The actual bonuses shall be awarded by the Compensation Committee at the end of each year based on the achievement of the targeted goals. Actual bonuses can exceed target bonuses and range from 0% to 150% of the target bonuses. The Plan was not formally activated by the Board of Directors during fiscal 1996 or other prior years, but may be activated during fiscal 1997 and future years.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee is responsible for setting and administering the policies which govern annual compensation, the Company's 1992 Performance Employee Stock Option Plan, and the Performance Incentive Plan.

    There are three elements in the Company's executive compensation program, all determined by individual and corporate performance:

    - Annual base salary compensation.

    - Annual incentive compensation.

    - Long-term incentive compensation.

    In designing its compensation programs, the Company believes that compensation should reflect the value created for stockholders and support the Company's strategic goals. Specifically, the objectives of the program are as follows:

    - Attract and retain key executives critical to the long-term success of the Company.

    - Reflect and promote the Company's values, and reward executives for outstanding contributions to the Company's success.

    - Reward executives for long-term strategic management and the enhancement of stockholder value by providing opportunities for ownership in the Company.

    - Provide incentives for performance, not only with respect to the achievement of the Company's goals, but also the Company's performance relative to that of its peers in the foodservice industry.

    - Align the interests of the Company's executive officers with those of the Company's stockholders through participation in stock-based incentive plans.

EXECUTIVE OFFICER COMPENSATION PROGRAM

ANNUAL BASE SALARY

    In reviewing the annual base compensation of executive officers, The Compensation Committee considers the individual executive's performance for the year, the Company's overall performance for the year, the compensation for executives at competing companies in the foodservice industry, current market conditions, and the recommendations of the Company's Chief Executive Officer. The Company's general approach to annual base salary compensation is to pay annual salaries which are competitive with salaries paid to executives of similarly situated companies in the restaurant industry, after considering the individual executive's experience and prior and potential contributions to the Company. The annual base salary for the Company's Chief Executive Officer for 1996 was initially based on his rights under employment agreements which were entered into prior to the Company's initial public offering in September 1992 and prior to the formation of the Company's Compensation Committee. The Committee has determined to continue the Chief Executive Officer's salary at the same level as his initial employment agreement in view of the prior and expected future contributions of the Chief Executive Officer to the Company's growth. The Committee believes the annual base salary for the Company's Chief Financial Officer is commensurate with the current incumbent's level of experience and prior and potential future contributions to the Company.

ANNUAL INCENTIVE COMPENSATION

    The Company's Performance Incentive Plan is the Company's annual incentive program for executive officers and key employees. The purpose of the Plan is to provide direct financial incentives in the form of annual cash bonuses to key employees who achieve specified Company and operating unit goals. The Company believes the Plan aligns the value created for stockholders with incentives paid to management and other key employees. Under the Plan, the Committee must establish, based on the recommendation of the Chief Executive Officer, targeted financial goals based on net income or net income per share, return on assets, return on equity, growth in earnings or other appropriate measures. Each eligible participant will be assigned a target bonus award equal to 15% to 50% of the participant's annual base salary. The actual bonuses shall be awarded by the Committee at the end of each year based on the achievement of the targeted financial goals. Actual bonuses can range from 0% to 150% of the target bonus. The Plan was not formally activated by the Board of Directors during fiscal 1996 or other prior years, but may be activated during fiscal 1997 or future years.

LONG-TERM INCENTIVE COMPENSATION

    The Board of Directors and the Committee believe that stock ownership is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Stock options will only have value if the Company's stock price increases. Stock options utilize vesting periods to encourage key employees to continue in the employ of the Company. The Board of Directors adopted the 1992 Performance Employee Stock Option Plan (the "Plan") concurrent with the Company's initial public offering, and the Plan was initially approved by stockholders at the 1993 Annual Meeting of Stockholders. An amendment to the Plan was approved by stockholders at the 1996 Annual Meeting of Stockholders which, among other things, increased the number of shares available for issuance upon the exercise of stock options under the Plan from 937,500 to 1,837,500. The Plan authorizes a committee of outside directors (the Compensation Committee) to award stock options to key employees at exercise prices, vesting schedules, and with terms established by the Committee. In order for options granted to executive officers and key employees to vest, the Company's earnings performance for the year must meet or exceed the average earnings performance of all full-menu table service restaurants reported in the Schroder Wertheim Restaurant Index or an equivalent index.

COMPENSATION OF DAVID OVERTON, THE CHIEF EXECUTIVE OFFICER

    At the time of the Company's initial public offering in September 1992, the Company entered into a three-year employment agreement with David Overton at an annual base salary of $350,000 which expired in September 1995. The Company and Mr. Overton have renewed the agreement annually since September 1995 with no increase in the $350,000 annual base salary. The Committee reviewed the annual base salary and considered it to be appropriate for another year based on the same executive compensation policy exercised above with respect to executive officers of the Company.

                                           Compensation Committee
                                              Thomas L. Gregory
                                             Jerome I. Kransdorf
                                               Wayne H. White

PRICE PERFORMANCE GRAPH

    Set forth below is a line graph comparing the Company's ("CAKE") total stockholder return on Common Stock with the S&P 500 Index ("S&P"), the Nasdaq Composite Index ("NASDAQ") and the Nation's Restaurant News Stock Index ("NRN"), as of the Company's initial public offering on September 17, 1992 through the end of fiscal 1996. The measurement points utilized in the graph consist of the last day in each calendar quarter, which closely approximates the last day of the respective fiscal quarter of the Company.

                            STOCK PRICE PERFORMANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CAKE        NRN      S&P 500     NASDAQ
9/17/92         100%       100%       100%        100%
12/31/92        120%       113%       103%        117%
3/31/93         141%       114%       104%        116%
6/30/93         150%       110%       105%        118%
9/30/93         145%       117%       109%        126%
12/31/93        171%       124%       110%        130%
3/31/94         139%       116%       105%        126%
6/30/94         118%       113%       105%        114%
9/30/94         129%       119%       109%        124%
12/31/94        118%       125%       109%        122%
3/31/95         143%       184%       118%        130%
6/30/95         193%       305%       129%        143%
9/30/95         201%       171%       138%        159%
12/31/95        161%       185%       146%        156%
3/31/96         203%       205%       153%        166%
6/30/96         206%       202%       159%        180%
9/30/96         171%       201%       163%        179%
12/31/96        136%       190%       175%        180%

                              CERTAIN TRANSACTIONS

    In August 1992, David Overton entered into a lease for a location in Newport Beach and began development of a restaurant under "The Cheesecake Factory" name. As part of the Company's reorganization prior to its initial public offering in September 1992, Mr. Overton assigned his rights to the restaurant and the lease to the Company. He agreed to finance all of the remodeling and development costs to complete the restaurant which totaled approximately $1.3 million, less landlord rent credits of up to $500,000, if and when received. The Company decided to advance to contractors, on behalf of David Overton, $500,000 in lieu of the landlord's credits that he would have been entitled to in the future since the Company would be deducting these rent credits from rental payments in the future. The $500,000 has been repaid and as of December 29, 1996, Mr. Overton owed the Company approximately $53,149 in accrued interest related to this transaction.

           PROPOSAL TO ESTABLISH THE CHEESECAKE FACTORY INCORPORATED
                  1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    The stockholders will be asked to consider and act upon a proposal to establish The Cheesecake Factory Incorporated 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan"). The 1997 Director Plan is intended to replace the Company's 1992 Non-Employee Director Stock Option Plan (the "1992 Director Plan"), which was adopted and approved by stockholders at the Company's 1993 Annual Meeting of Stockholders, but which has no shares remaining for issuance.

SUMMARY OF THE 1997 DIRECTOR PLAN

    The following discussion summarizes the principal features of the 1997 Director Plan. This description of the 1997 Director Plan is qualified in its entirety by reference to the full text of the 1997 Director Plan, a copy of which may be requested from the Company.

BACKGROUND AND PURPOSE

    The 1997 Director Plan is intended to replace the 1992 Director Plan which no longer has shares available for issuance. There were 30,000 shares originally reserved for issuance of stock options to non-employee directors in the 1992 Director Plan. Options to purchase all 30,000 of the shares were granted to the Company's two non-employee directors at the time of the initial public offering of the Company's common stock in September 1992. As a result, there are no remaining shares available for stock option grants to attract, retain and motivate qualified non-employees to serve on the Company's Board of Directors. Additionally, the Board of Directors believes it is in the best interests of the Company and its stockholders to increase the vested interest of non-employee directors in the growth and performance of the Company.

ADMINISTRATION

    The Board of Directors has delegated the administration of the 1997 Director Plan to its Compensation Committee (the "Committee"). The Committee, composed solely of non-employee directors, shall have full power and authority in its discretion to take any and all actions required or permitted to be taken under the 1997 Option Plan, including the selection of stock option grantees, the determination of the number of options granted to each grantee, option purchase prices, and other terms and conditions thereof.

SHARES RESERVED

    The maximum number of shares of common stock which shall be available for stock option grants under the 1997 Director Plan is 100,000, subject to certain adjustments (see "Adjustments Upon Changes in Common Stock; Reorganization; Merger; Consolidation"). Additionally, shares subject to stock options that are expired, forfeited, terminated, canceled, or settled without the delivery of common stock will again be made available for grant.

ELIGIBILITY

    Options may be granted under the 1997 Director Plan only to non-employee directors of the Company who (i) are not officers of, or otherwise employed by the Company or its affiliates and subsidiaries, (ii) do not receive compensation, either directly or indirectly from the Company, for services rendered as a consultant or in any capacity other than as a director, except for certain limited amounts, (iii) do not possess an interest in any other material transaction involving the Company, and (iv) are not engaged in a material business relationship with the Company (collectively, the "Eligible Directors").

OPTION PRICE

    Under the 1997 Director Plan, the exercise price of all stock options granted to Eligible Directors shall not be less than 100% of the fair market value of the Company's common stock on the respective dates the options are granted. Options shall be exercised by written notice to the Company upon terms and conditions as the optionee's stock option agreement provides and in accordance with such other procedures for the exercise of options as the Board of Directors or the Committee may establish from time to time. The purchase price of common stock acquired pursuant to an option shall be paid by such method as or methods as the Committee may determine and may consist of cash or check payable to the order of the Company, or in whole shares of common stock of the Company owned by the optionee having a fair market value on the exercise date (determined by the Committee in accordance with any reasonable valuation method) equal to the option price for the shares being purchased. Payments of common stock shall be made by delivery of common stock certificates properly endorsed for transfer in negotiable form. If other than the optionee, the person or persons exercising the option shall be required to furnish the Company appropriate documentation that such person or persons have the full legal right and power to exercise the option on behalf of and for the optionee.

ADJUSTMENTS UPON CHANGES IN COMMON STOCK; REORGANIZATION, MERGER, CONSOLIDATION

    If the outstanding shares of the common stock of the Company are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued under the 1997 Director Plan on account of any such adjustment. Upon the dissolution or liquidation of the Company, or upon any reorganization, merger or consolidation of the Company where the Company is the surviving corporation and the stockholders immediately prior to such transaction do not own at least 80% of the Company's common stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation, or upon a sale of substantially all of the Company's assets or 80% of the outstanding common stock, the 1997 Director Plan will terminate and any options granted prior thereto shall become immediately exercisable in full and shall remain exercisable until the effective date of such transaction.

EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS

    Each option agreement shall provide that the options shall be exercisable, in whole or in part, at all times during the period beginning on the date of the grant until the earlier of (i) ten years from the date of grant, and (ii) one year from the date on which a grantee ceases to be an Eligible Director. For purposes of the 1997 Director Plan, the date of grant of an option shall be the date on which the Committee takes final action approving the award of the option, notwithstanding the date the optionee accepts the option, the date of execution of the option agreement, or any other date with respect to such option. An option by its terms may only be transferred by will or by laws of descent or pursuant to a qualified domestic relations order and, except as otherwise required pursuant to a qualified domestic relations order, options shall be exercisable during the lifetime of the person to whom the option is granted only by such person.

TERMINATION AND AMENDMENT OF THE 1997 DIRECTOR PLAN

    The 1997 Director Plan will terminate ten (10) years from the date upon which it is approved by the stockholders of the Company or on such earlier date as may be determined by the Board of Directors. The 1997 Director Plan will also terminate upon liquidation, reorganization, merger or consolidation of the Company as discussed above. No options may be granted under the 1997 Director Plan after it is terminated. No termination, suspension, modification or amendment of the 1997 Director Plan may, without the consent of the person to whom an option shall theretofore have been granted, adversely affect the rights of such person with respect to such option. No modification, extension, renewal or other change in any option granted under the 1997 Director Plan shall be made after the grant of such option, unless the same is consistent with the provisions of the 1997 Director Plan. With the consent of the holder of an option and subject to the terms and conditions of the 1997 Director Plan, the Committee may amend outstanding stock option agreements with any optionee, including, without limitation, any amendment which would (i) accelerate the time or times at which the option may be exercised and/or (ii) extend the scheduled expiration date of the option.

    The 1997 Director Plan may be amended by the Board of Directors at any time, and from time to time. However, except as otherwise provided in the 1997 Director Plan, no amendment shall be effective unless approved by a vote of the a majority of the outstanding shares of the capital stock of the Company, represented in person or by proxy and entitled to vote, at a meeting of the stockholders of the Company and any adjournment or postponement thereof if the amendment will: (a) increase the number of shares reserved for options under the 1997 Director Plan; (b) modify the requirements as to eligibility for participation in the 1997 Director Plan; (c) increase the benefits accruing to Eligible Directors under the 1997 Director Plan; or (d) changes the requirement that option grants be priced at fair market value on the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the 1997 Director Plan, and is based on existing federal law (including administration, regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

    The options issued under the 1997 Director Plan shall be nonqualified stock options as that term is used in the Internal Revenue Code of 1986, as amended (the "Code"). With respect to nonqualified stock options, no income generally is recognized by the optionee at the time of the grant of the option. Under present law, the optionee generally will recognize ordinary income at the time the nonqualified stock option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a nonqualified stock option will constitute compensation income.

    Subject to special rules applicable when an optionee uses common stock of the Company to exercise an option, shares acquired upon exercise of a nonqualified stock option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. The Company will generally be entitled to a tax deduction equal to the ordinary income (i.e., compensation) portion of the gain recognized by the optionee in connection with the exercise of nonqualified stock options.

GRANTS OF OPTIONS

    Since the Company's stockholders have not yet voted on the adoption of the 1997 Director Plan, no options have been granted to Eligible Directors under the Plan.

                            INDEPENDENT ACCOUNTANTS

    The firm of Coopers & Lybrand L.L.P. served as the Company's independent accountants for the 1996 fiscal year. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

    The Board of Directors knows of no business other than that described herein that will be presented for consideration at the annual meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of Proxy intend to vote the shares represented by said Proxies on such matters in accordance with their judgment in the best interests of the Company.

              STOCKHOLDERS' PROPOSALS FOR THE 1998 ANNUAL MEETING

    Any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of Proxy for that meeting no later than December 10, 1997.

                           AVAILABILITY OF FORM 10-K

    THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF THAT STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE ADDRESSED TO: JANE VALLAIRE, INVESTOR RELATIONS MANAGER, THE CHEESECAKE FACTORY INCORPORATED, 26950 AGOURA ROAD, CALABASAS HILLS, CA 91301.

By Order of the Board of Directors:

Linda J. Candioty
Corporate Secretary

PROXY                    THE CHEESECAKE FACTORY INCORPORATED

        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHEESECAKE FACTORY INCORPORATED (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS (THE "MEETING") TO BE HELD ON MAY 13, 1997, AT 10:00 A.M. AT THE CHEESECAKE FACTORY RESTAURANT, 605 NORTH HARBOR DRIVE, REDONDO BEACH, CALIFORNIA.

        The undersigned hereby appoints Linda Candioty and Max Byfuglin, or either one of them, as Proxies, with the full power of substitution, to vote all shares of Common Stock of the Company held of record by the undersigned on April 4, 1997 at the Meeting or at any adjournments thereof, on the proposals set forth below and in their discretion upon such other business as may properly come before the Meeting.

        The Board of Directors recommends a vote in favor of Proposals 1 through 3.

1.         ELECTION OF WAYNE H. WHITE AS DIRECTOR
           / /      FOR the nominee listed above for the term set forth in the Proxy Statement.
           / /      WITHHOLD AUTHORITY to vote for the nominee listed above.
2.         ELECTION OF JEROME I. KRANSDORF AS DIRECTOR
           / /      FOR the nominee listed above for the term set forth in the Proxy Statement.
           / /      WITHHOLD AUTHORITY to vote for the nominee listed above.
3.         APPROVAL OF THE COMPANY'S 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
           / /      FOR the plan as set forth in the Proxy Statement.
           / /      AGAINST
           / /      ABSTAIN

                        (CONTINUED FROM THE OTHER SIDE)

4.         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the
           Meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3. ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. RECEIPT OF THE PROXY STATEMENT DATED APRIL 21, 1997 IS ACKNOWLEDGED.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.
                                                  Dated __________________, 1997
                                                  ______________________________

                                                           (Signature)
                                                  ______________________________
                                                           (Signature)

                                                  Please sign exactly as name
                                                  appears hereon. If signing as
                                                  an attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such, and if signing
                                                  for a corporation, give your
                                                  title. When shares are in the
                                                  names of more than one person,
                                                  each should sign.